Filed Pursuant to Rule 424(b)(2)
Registration No. 333-238200

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.250% Senior Notes due 2030	$750,000,000	99.788%	$748,410,000	$97,143.62

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-238200).

PROSPECTUS SUPPLEMENT

(To prospectus dated May 12, 2020)

DENTSPLY SIRONA Inc.

$750,000,000 3.250% Senior Notes due 2030

We are offering $750,000,000 aggregate principal amount of 3.250% Senior Notes due 2030 (the “Notes”). Interest on the Notes is payable on June 1 and December 1 of each year, commencing on December 1, 2020. The Notes will mature on June 1, 2030.

We may redeem the Notes prior to their maturity at our option for cash, any time in whole or from time to time in part, at the redemption price described in this prospectus supplement under “Description of the Notes—Optional Redemption.” In addition, if a “Change of Control Triggering Event” (as defined herein under “Description of the Notes”) occurs with respect to the Notes, we will be required to offer to repurchase the Notes for cash at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of such repurchase. See “Description of the Notes—Change of Control.”

The Notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us. The Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain risks that should be considered in connection with an investment in the Notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount	Proceeds to us, before expenses
Per Note	99.788%	0.650%	99.138%
Total	$748,410,000	$4,875,000	$743,535,000

(1)	Plus accrued interest, if any, from May 26, 2020 if settlement occurs after that date.

Interest on the Notes will accrue from May 26, 2020 to the date of delivery. The Notes will be issued only in fully registered form, without coupons, and in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The Notes will not be listed on any securities exchange. There is currently no public market for the Notes.

Securities entitlements with respect to the Notes will be credited on or about May 26, 2020, in book-entry form through the facilities of The Depository Trust Company (“DTC”) to the accounts of its participants, including Clearstream Banking, societé anonyme (“Clearstream”), and Euroclear Bank S.A./N.V. (“Euroclear”), on behalf of the purchasers.

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Co-Managers

BofA Securities	PNC Capital Markets LLC	COMMERZBANK

MUFG	UBS Investment Bank	UniCredit Capital Markets

May 20, 2020

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of such documents, as the case may be. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of Notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in making your investment decision.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement or the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information. Our business, prospects and consolidated financial condition may have changed since that date.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe for or purchase any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting” in this prospectus supplement.

Unless otherwise stated or the context indicates otherwise, references in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “DENTSPLY SIRONA Inc.,” “DENTSPLY,” “we,” “our,” “us” or the “Company” refer to DENTSPLY SIRONA Inc. and its consolidated subsidiaries.

S-ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, among other things, statements about our plans, objectives, expectations (financial or otherwise) or intentions. Our forward-looking statements involve risks and uncertainties. Actual results may differ significantly from those projected or suggested in any forward-looking statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events except as required by law. Any number of factors could cause our actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following:

•	the material adverse impact of the novel strain of the coronavirus identified in late 2019 (“COVID-19”) on our revenue, results of operations, cash flow and liquidity;

•	changes in our credit ratings or macroeconomic impacts on credit markets, such as the COVID-19 pandemic, may increase cost of capital and limit financing options;

•

we recognized a goodwill impairment charge for the quarter ended March 31, 2020 related to the ongoing COVID-19 pandemic and may be required to recognize additional goodwill and intangible asset impairment charges in the future;

•	our ability to execute key strategic activities due to competing priorities and strategies of its distribution partners and other factors;

•	our ability to protect its technology infrastructure from cyber-attacks and other disruptions;

•	our ability to maintain effective internal controls during periods of restructuring and organizational changes;

•	a significant failure or disruption in service within our operations or the operations of key distributors;

•	our failure to attract and retain talented employees, or to manage succession and retention for our key executives;

•	our ability to successfully implement our cost reduction and restructuring plans;

•	our ability to regain profitability in a very competitive marketplace, which depends upon our ability to differentiate our products and services from those of competitors;

•

results in pending and future litigation, investigations or other proceedings which could subject us to significant monetary damages or penalties and/or require us to change our business practices, or the costs incurred in connection with such proceedings; and

•	other risks described from time to time in our filings with the SEC.

You should carefully consider these and other relevant factors, including those risk factors discussed in our filings with the SEC, including our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and any other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, when reviewing any forward-looking statement. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider either the foregoing risks, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties associated with an investment in the Company.

S-iii

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the Notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and the financial statements and the notes thereto and the related management’s discussion and analysis incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

DENTSPLY SIRONA Inc.

We are the world’s largest manufacturer of professional dental products and technologies, with a 133-year history of innovation and service to the dental industry and patients worldwide. We develop, manufacture and market a comprehensive solutions offering including dental equipment and dental consumable products under a strong portfolio of world class brands. We also manufacture and market healthcare consumable products. As The Dental Solutions Company, our products provide innovative, high-quality and effective solutions to advance patient care and deliver better, safer and faster dentistry.

We operate in two operating segments: Technologies & Equipment and Consumables. The Technologies & Equipment segment is responsible for the worldwide design, manufacture, sale and distribution of our Dental Technology and Equipment Products and Healthcare Consumable Products. These products include dental implants, computer-aided design/computer-aided manufacturing systems, orthodontic clear aligner products, imaging systems, treatment centers, instruments and consumable medical device products. The Consumables segment is responsible for the worldwide design, manufacture, sale and distribution of our Dental Consumable Products, which include preventive, restorative, endodontic and dental laboratory products.

DENTSPLY SIRONA Inc. is a Delaware corporation. Our principal executive office is located at 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277-3607 and our telephone number is (844) 848-0137.

Recent Developments

Impact of COVID-19 and Our Response

Our net sales and net income have been impacted as a result of governments throughout the world mandating stay-at-home orders, social distancing guidelines and other mitigation-related efforts to their citizens in an effort to slow the spread of COVID-19. This also includes worldwide government mandates to limit certain dental procedures to those that could be considered emergency only.

In the beginning of 2020, we started to experience declines in customer demand in Asia as a result of the effects of COVID-19. As COVID-19 spread to other geographies during the first quarter of 2020, we experienced effects on customer demand in those regions as well. In early March 2020, we experienced declines in demand in the European region, followed by North and South America in the second half of March 2020. These decreases in demand were primarily driven by the government actions taken to limit the spread of COVID-19. Additionally, end-user demand was affected by guidance from professional dental associations recommending practitioners only perform emergency procedures.

As of the date of this prospectus supplement, we have taken the following actions in response to the pandemic:

•

We implemented a COVID-19 infection crisis management process to have a unified approach to responding to employees infected by the coronavirus. All potential and actual cases across our company are reviewed to ensure that we manage exposed employees appropriately, consistently and safely.

•

We put in place a travel ban, implemented a work from home policy where possible and banned all meetings of more than ten people. These measures were taken to limit employee exposure to COVID-19 as well as comply with stay-at-home and social distancing guidelines.

•

A customer service support continuity plan was implemented to meet customer needs. Technical support is being maintained to continue to assist our customers during this period while still ensuring employees’ safety.

•

We suspended or significantly reduced operations at most of our principal manufacturing and distribution locations, which included furloughing employees related to these locations. While the operations were suspended or significantly reduced, we continued to fulfill customer demand. We also continued sales and manufacturing operations at normal levels within the Healthcare business.

•

We reduced spending on sales, marketing and other related expenses due to the decrease in customer demand. Additionally, we instituted a global hiring freeze, a reduction in temporary employees and consultants as well as curtailed or stopped all projects that are not critical to the continuity of the business. Despite these reductions, we have maintained investment in critical capital and research and development projects as well as global efficiency and cost savings initiatives.

•

During April 2020, we announced additional furloughs or the reduction of working hours for employees throughout our organization. The total number of employees impacted by these measures represents approximately 52% of our workforce. We will continue to assess our manufacturing and other functions and adjust staffing as necessary.

•

For the safety of all employees and customers, we have established additional protocols as well as following all mandated regulatory requirements imposed by the country, the state and the local jurisdictions in which we operate.

•

We also implemented salary reductions of up to 25% for most of our employees who were not furloughed during April 2020 where allowed by law, including members of management. The reductions are in place for at least 60 days, after which time we will review the continuation of the reductions if the impacts of COVID-19 have not lessened. Our Chief Executive Officer will forego all but that portion of his base salary necessary to fund, on an after-tax basis, his contributions to continue to participate in our health benefits plan and meet certain other legal requirements. In addition, each member of our Board of Directors has agreed to waive one quarter of his or her annual cash retainer for 2020.

•

Many governments across the world have instituted programs to reimburse business entities for a portion of employee compensation expense for employees that are furloughed or that are working reduced hours. We are applying for relief under these programs as well as certain other programs instituted by governments to mitigate the negative impacts of COVID-19.

•

In an effort to preserve liquidity, we have taken action related to deferring the payment of income and payroll tax related liabilities where governments have allowed such deferrals. Additionally, we implemented cost containment measures to ensure the preservation of cash.

•

Further, out of an abundance of caution in order to support our liquidity, on April 9, 2020, we entered into a $310 million 364-day senior unsecured revolving credit facility (the “2020 USD Revolving Credit Facility”) with a maturity date of April 8, 2021, and on May 5, 2020, we entered into a 40 million euro 364-day revolving credit facility (the “2020 Euro Revolving Credit Facility,” and together with the 2020 USD Revolving Credit Facility, the “2020 Revolving Credit Facilities”) with a maturity date of April 30, 2021. The proceeds of the 2020 Revolving Credit

Facilities will be used for working capital and other general corporate purposes. As of the date of this prospectus supplement, the 2020 Revolving Credit Facilities remain undrawn.

•

In addition, on April 22, 2020, we elected to drawdown the full available amount under our existing senior unsecured multi-currency revolving credit facility (the “2018 Revolving Credit Facility”), which is equal to $700 million. We had not previously drawn down any sums under the 2018 Revolving Credit Facility. Although we have no immediate need for additional liquidity, we elected to drawdown the 2018 Revolving Credit Facility to provide additional liquidity and financial flexibility in light of current economic conditions and uncertainties arising in connection with the COVID-19 pandemic. In connection with this offering, we intend to use a portion of the net proceeds to repay amounts outstanding under the 2018 Revolving Credit Facility. See “Use of Proceeds” and “Capitalization.”

There can be no assurance that the measures we have taken or may take in the future will offset the negative impact of COVID-19.

We continue to see lower level of customer demand on a global basis as a result of government authorities extending actions taken in response to COVID-19. While government authorities are beginning to lift some of these restrictions, the end dates for all restrictions being lifted are still unknown. It is also uncertain when customer demand will return to pre-COVID-19 levels upon lifting these restrictions. As part of the process of lifting restrictions, each government authority is assessing the need for incremental procedures and regulations that may be required for customers to resume operations. It is uncertain how these procedures and regulations will impact customer demand.

We continue to operate our principal manufacturing facilities and other operations at a reduced capacity with the exception of our Healthcare business which is operating at normal capacity. While at a reduced level, we are still selling all products in our portfolio. We cannot estimate when our net sales will return to pre-COVID-19 levels or when manufacturing facilities and other operations will resume operating at a normal capacity. We continue to monitor the COVID-19 pandemic. As governmental authorities adjust restrictions globally, we will appropriately staff sales, manufacturing and other functions to meet customer demand and deliver on continuity critical projects while also complying with all government requirements.

See “Risk Factors—Risks Related to Our Business—Our revenue, results of operations, cash flow and liquidity have been and may continue to be materially adversely impacted by the ongoing COVID-19 outbreak” and “Risk Factors—Risks Related to Our Business—Changes in our credit ratings or macroeconomic impacts on credit markets, such as the COVID-19 pandemic, may increase cost of capital and limit financing options.”

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms and conditions of the Notes. For purposes of this section of the prospectus supplement summary, the terms “DENTSPLY SIRONA Inc.,” “we,” “us” and “our” refer to DENTSPLY SIRONA Inc., and not its consolidated subsidiaries.

Issuer	DENTSPLY SIRONA Inc.

Securities Offered	$750,000,000 aggregate principal amount of 3.250% Senior Notes due 2030.

Maturity Date	June 1, 2030.

Interest Rate	The Notes will bear interest from May 26, 2020 at the rate of 3.250% per annum.

Interest Payment Dates	Interest on the Notes is payable on June 1 and December 1 of each year, commencing on December 1, 2020.

Ranking	The Notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us. As of March 31, 2020, we had approximately $1,454 million of total debt outstanding, $1.4 million of which was secured. The Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2020, our subsidiaries had approximately $294 million of indebtedness and other liabilities outstanding.

Use of Proceeds	We intend to use the net proceeds from this offering to repay $296 million in principal amount of the 2021 Notes (as defined herein) and amounts outstanding under the 2018 Revolving Credit Facility. See “Use of Proceeds.”

Underwriting (Conflicts of Interest)	Certain of the underwriters and/or their respective affiliates may from time to time hold the 2021 Notes and/or currently serve as bookrunners, arrangers, lenders and/or agents under the 2018 Revolving Credit
Facility. Each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Commerz Markets LLC, MUFG Securities Americas Inc. and UniCredit Capital Markets LLC, together with their respective affiliates, may receive over five percent of the net proceeds of this offering and accordingly, will be deemed to have a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering is being conducted in compliance with FINRA Rule 5121 and such underwriters will not sell securities in this offering to an account over which they exercise discretionary authority without the prior specific written approval of the account holder. Because the Notes offered hereby will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Optional Redemption	We may redeem the Notes prior to their maturity at our option for cash, any time in whole or from time to time in part, at the redemption price described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

Change of Control	If a “Change of Control Triggering Event” (as defined herein under “Description of the Notes”) occurs with respect to the Notes, we will be required to offer to repurchase the Notes for cash at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of such repurchase. See “Description of the Notes—Change of Control.”

Certain Covenants	The indenture governing the Notes will contain certain restrictions, including restrictions on our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness and our ability to enter into certain sale and leaseback transactions. These restrictions are subject to a number of exceptions. See “Description of the Notes—Certain Covenants.”

Further Issuances	We may from time to time, without the consent of the holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the issue date, issue price and, in some cases, the first interest payment date). Any additional Notes will constitute a single series under the indenture with the Notes being offered hereby. Additional Notes may constitute a separate issuance for U.S. federal income tax purposes.

Denomination and Form	We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, SA and Euroclear Bank, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

Trustee	Wells Fargo Bank, National Association.

Governing Law	The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	Investing in the Notes involves risks. You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In particular, you should evaluate the information set forth under “Risk Factors” beginning on page S-9 before deciding whether to invest in the Notes.

Summary Historical Consolidated Financial Information

The following summary historical financial information for the years ended December 31, 2019, 2018 and 2017 and as of December 31, 2019 and 2018 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary historical financial information for the three months ended March 31, 2020 and 2019 and as of March 31, 2020 has been derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Such interim consolidated financial information reflects all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for the fair presentation of the results for those periods. The interim consolidated financial information is not necessarily indicative of the results that may be obtained for a full year.

You should read this data in conjunction with, and it is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of DENTSPLY SIRONA Inc. and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Year Ended December 31
	2020	2019	2019	2018	2017
	(unaudited)
	(in millions, except per share amounts)
Consolidated Statement of Operations Data:
Net sales	$874.3	$946.2	$4,029.2	$3,986.3	$3,993.4
Cost of products sold	406.5	446.5	1,864.1	1,918.5	1,804.9

Gross profit	467.8	499.7	2,165.1	2,067.8	2,188.5
Selling, general and administrative expenses	393.5	431.9	1,723.5	1,719.1	1,674.7
Goodwill impairment	156.6	—	—	1,085.8	1,650.9
Restructuring and other costs	42.5	20.5	80.7	221.0	425.2

Operating income	(124.8)	47.3	360.9	(958.1)	(1,562,3)
Other income and expenses:
Interest expense	6.7	8.4	29.4	37.3	38.3
Interest income	(0.4)	(1.1)	(2.4)	(2.1)	(2.4)
Other expense (income), net	(1.4)	(13.8)	(11.5)	(34.9)	5.3

Income before income taxes	(129.7)	53.8	345.4	(958.4)	(1,603.5)
Provision for income taxes	10.2	14.6	82.3	52.5	(53.2)

Net income	(139.9)	39.2	263.1	(1,010.9)	(1,550.3)
Less: Net income attributable to noncontrolling interests	—	—	0.2	0.1	(0.3)

Net income attributable to DENTSPLY SIRONA Inc.	$(139.9)	$39.2	$262.9	$(1,011.0)	$(1,550.0)

Net income per common share attributable to DENTSPLY SIRONA Inc.
Basic	$(0.63)	$0.18	$1.18	$(4.51)	$(6.76)
Diluted	(0.63)	0.17	1.17	(4.51)	(6.76)

		As of December 31,
	As of March 31, 2020	2019	2018
	(unaudited}
	(in millions)
Consolidated Balance Sheet Data:
Assets
Cash and cash equivalents	$235.9	$404.9	$309.6
Accounts and notes receivables trade, net	709.1	782.0	701.9
Inventories, net	590.5	561.7	598.9
Total current assets	1,805.2	1,999.9	1,888.0
Property, plant and equipment, net	776.6	802.4	870.6
Goodwill, net	3,191.8	3,396.5	3,431.3
Total assets	8,058.4	8,602.9	8,687.0
Liabilities and Equity
Total current liabilities	891.5	995.5	1,013.3
Long-term debt	1,421.2	1,433.1	1,564.9
Total liabilities	3,368.2	3,508.0	3,544.0
Total equity	4,690.2	5,094.9	5,133.0
Total liabilities and equity	8,058.4	8,602.9	8,687.0

RISK FACTORS

In considering whether to invest in the Notes, you should carefully consider all of the information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In particular, before deciding whether to invest in the Notes, you should carefully consider the risk factors described below, the discussion of risks relating to our business under the caption “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, and the factors listed under “Cautionary Statement Concerning Forward-Looking Statements.” Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations, and the risks described below and in the documents incorporated by reference may also adversely affect our business in ways we have not described or do not currently anticipate. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

Our revenue, results of operations, cash flow and liquidity have been and may continue to be materially adversely impacted by the ongoing COVID-19 outbreak.

We are closely monitoring the global impacts of the COVID-19 pandemic, which has materially adversely affected, and is expected to continue to materially adversely affect, revenue, results of operations, cash flow and liquidity. As a result of the global outbreak of COVID-19, which has been declared a global pandemic by the World Health Organization, certain actions are being taken by governmental authorities and private enterprises globally to control the outbreak, including restrictions on public gatherings, travel and commercial operations, temporary closures or decreased operations of dental offices, as well as certain government mandates to limit certain dental procedures to those that could be considered emergency only. These measures, as well as guidance from professional dental associations recommending practitioners only perform emergency procedures, and the impact of COVID-19 generally, have resulted in, or may result in:

•

temporary closures or significantly reduced operations at most of our principal manufacturing and distribution locations, including furloughing employees related to these locations, which have reduced our ability to manufacture and deliver products to customers;

•	global reductions in customer demand for certain of our products and services;

•

fear of exposure to or actual effects of the COVID-19 pandemic in countries where operations or customers are located which may lead to decreased procedures at dental offices, with such impacts including, but not limited to, significant reductions in demand or significant volatility in demand for one or more of our products;

•	decreased financial viability of our suppliers, which could cause them to change the terms on which they are willing to provide products to us;

•

the inability or failure of customers to timely meet payment obligations or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties, which may materially impact our cash flow, liquidity and statements of operations;

•	a recession or prolonged period of economic slowdown, which may significantly reduce our cash flow and negatively impact the cost and access to capital and funding sources for us;

•	our inability to maintain compliance with covenants under our revolving credit facilities; or

•

the reduced availability of key employees or members of management due to quarantine or illness as a result of COVID-19, which may temporarily affect our financial performance and results of operations.

If we are unable to mitigate these or other similar risks, our business, results of operations and financial condition may be adversely affected.

We do not yet know the full extent of the impact of COVID-19 on our business, operations or the global economy. Given the ongoing and dynamic nature of the COVID-19 outbreak, it is very difficult to predict the severity of the impact on our business. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the spread and severity of outbreak and actions taken to address its impact, among others. There are no comparable recent events which may provide guidance as to the effect of the spread of the COVID-19. To the extent that the COVID-19 outbreak continues to adversely affect the business and financial performance, it also could heighten many of the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and in this prospectus supplement.

Changes in our credit ratings or macroeconomic impacts on credit markets, such as the COVID-19 pandemic, may increase cost of capital and limit financing options.

We utilized the short and long-term debt markets to obtain capital from time to time. Our continued access to sources of liquidity depends on multiple factors, including global economic conditions, the condition of global credit markets, the availability of sufficient amounts of financing, operating performance and credit ratings. Macroeconomic conditions, such as the COVID-19 pandemic, have resulted in significant disruption in the credit markets, which may adversely affect our ability to refinance existing debt or obtain additional financing to support operations or to fund new acquisitions or capital-intensive internal initiatives. On March 30, 2020, S&P Global Ratings affirmed our BBB issuer credit rating, but changed the outlook to negative from stable. Future adverse changes in our credit ratings may result in increased borrowing costs for future long-term debt or short-term borrowing facilities which may in turn limit financing options, including access to the unsecured borrowing market. We currently have access to approximately $1,055 million of committed credit facilities and currently have availability of $310 million and 40 million euro, both under the 2020 Revolving Credit Facilities, which provides additional sources of liquidity, but the ability to access the 2020 Revolving Credit Facilities depends on, among other things, compliance with certain covenants, and we may not be able to maintain compliance with such covenants if the deterioration of our business continues. There is no guarantee that additional debt financing will be available in the future to fund obligations, or that it will be available on commercially reasonable terms, in which case we may need to seek other sources of funding. In addition, the terms of future debt agreements could include additional restrictive covenants that would reduce flexibility.

We recognized a goodwill impairment charge for the quarter ended March 31, 2020 related to the ongoing COVID-19 pandemic and may be required to recognize additional goodwill and intangible asset impairment charges in the future.

In accordance with accounting principles generally accepted in the United States, we review our goodwill and intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Additionally, goodwill and indefinite-lived intangible assets are required to be tested for impairment at least annually. The valuation models used to determine the fair value of goodwill or indefinite-lived intangible assets are dependent upon various assumptions and reflect management’s best estimates. Significant management assumptions, which are critical in this fair value determination, include, without limitation, revenue growth rates, operating margins, weighted average cost of capital (“WAAC”), future economic and market conditions (including with respect to the dental and medical device industries), net sales growth, gross profit rates, discount rates, earnings multiples and future cash flow projections. Any changes to the assumptions and estimates made by management may cause a change in circumstances indicating that the carrying value of the goodwill and indefinite-lived assets in our reporting unit may not be recoverable.

During the quarter ended March 31, 2020, our estimates and assumptions made at our last annual impairment test, on April 30, 2019, have been unfavorably impacted by the COVID-19 pandemic. We have experienced a meaningful decrease in customer demand for our products as a result of stay-at-home orders, travel restrictions and social distancing guidelines set forth by governmental authorities throughout the world in response to the COVID-19 pandemic.

In connection with our preparation of the financial statements for the quarter ended March 31, 2020, we identified a triggering event where we determined it was necessary to record a $156.6 million non-cash impairment charge related to goodwill associated with the Equipment & Instruments reporting unit, within the Technologies & Equipment segment, as well as $38.7 million impairment charge related to indefinite-lived intangible assets held by businesses within this reporting unit. The impairment takes into consideration our updated business outlook for the remainder of calendar year 2020, pursuant to which we updated future assumptions and projections related to our reporting unit amid the ongoing COVID-19 pandemic. After updating the assumptions and projections, we then calculated an estimate of the fair value for this reporting unit. As of March 31, 2020, we determined that one reporting unit had an indication of impairment. In determining the impairment loss, we recorded an amount equal to the excess of the assets’ carrying amount over its fair value as determined by an analysis of discounted future cash flows. See Part I, Item 1, Note 12, Goodwill and Intangible Assets, in the notes to the unaudited interim consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. We also disclosed in Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, Critical Accounting Policies, had we applied a hypothetical 100 basis points increase to the WACC rate or a hypothetical 10% decrease in fair value to our reporting units not impaired, one reporting unit, within the Technologies & Equipment segment, would have a fair value that approximates book value. Goodwill for this reporting unit totals $1.1 billion at March 31, 2020.

The goodwill impairment analysis is sensitive to changes in key assumptions used, such as future cash flows, discount rates and growth rates as well as current market conditions in both the U.S. and globally, all of which are being unfavorably impacted by the ongoing COVID-19 pandemic. If the assumptions and projections used in the analysis are not realized, it is possible that an additional impairment charge may need to be recorded in the future. We cannot accurately predict the amount and timing of any impairment of goodwill or other indefinite-lived intangible assets. Further, as the year progresses, we will need to continue to evaluate the carrying value of goodwill and indefinite-lived intangible assets for all of our reporting units. Any additional impairment charges that we may take in the future could be material to our results of operations and financial position.

Risk Factors Relating to the Notes

The Notes are unsecured.

The Notes are unsecured. The indenture for the Notes does not restrict our ability to incur additional indebtedness, including secured indebtedness generally. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us.

The Notes are structurally subordinated to all liabilities of our subsidiaries.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the Notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the Notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. The indenture governing the Notes does not restrict the amount of debt that our subsidiaries may incur.

We require cash from our subsidiaries to make payments on the Notes.

Our operations are substantially conducted through our subsidiaries. As a result, the cash flow and the consequent ability to service our indebtedness, including the Notes, is in large part dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon the payment of funds to us by those subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Notes or to make funds available to us, whether by dividends, loans or other payments, except to the extent that there are enforceable inter-company obligations created in the future. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. In addition, as described above, as an equity holder of our subsidiaries, our ability to participate in any distribution of assets of any subsidiary is “structurally subordinate” to the claims of the creditors of that subsidiary. If we are unable to obtain cash from our subsidiaries, we may be unable to fund required payments in respect of the Notes.

In addition, our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries may be limited by tax, foreign exchange or other laws. Foreign tax laws may affect our ability to repatriate cash from foreign subsidiaries. Foreign earnings may be subject to withholding requirements for foreign taxes. Cash we hold in foreign entities may become subject to exchange controls that prevent such cash from being converted into other currencies, including U.S. dollars. If our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries is limited by tax, foreign exchange or other laws, our ability to make payments on our debt, including amounts due under the Notes, would be harmed.

Redemption may adversely affect your return on the Notes.

The Notes will be redeemable at our option, and therefore we may choose to redeem the Notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your Notes being redeemed.

The Notes have no prior public market, and we cannot assure you that a public market will develop or be sustained after the offering.

There is currently no public market for the Notes. We have not applied and do not intend to apply to list the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. We cannot assure you that an active trading market for the Notes will develop, be maintained or be liquid. If an active trading market for the Notes does not develop, is not maintained or is not liquid, the market price of the Notes may be adversely affected.

We cannot assure you as to the market price for the Notes and the market price may be volatile.

If you are able to resell your Notes, the price you receive will depend on many factors that may vary over time, including:

•	our credit ratings;

•	the number of potential buyers of the Notes;

•	the level of liquidity of the Notes;

•	our financial performance;

•	the amount of total indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates and credit spreads generally;

•	the market for similar securities;

•	the repayment and redemption features of the Notes; and

•	the time remaining until your Notes mature.

As a result of these and other factors, you may be able to sell your Notes only at a price below that which you believe to be appropriate, including a price below the price you paid for them.

There is no limit on our ability to issue additional Notes.

Under the terms of the indenture under which the Notes will be issued, we may issue additional Notes without the consent of the holders of the Notes outstanding at the time of the issuance. Any such additional Notes, together with all other outstanding Notes, will constitute a single series of Notes under the indenture, including for voting purposes should a vote or consent of holders be sought.

Our ability to repurchase Notes upon a change of control may be limited.

Upon the occurrence of a Change of Control Triggering Event (as defined herein under “Description of the Notes—Change of Control”) with respect to the Notes, each holder of the Notes will have the right to require us to repurchase such holder’s Notes, unless we have exercised our right to redeem the Notes as described under “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event were to occur, but we did not have sufficient funds to pay the Change of Control Payment (as defined herein under “Description of the Notes—Change of Control”) for all or a portion of the Notes that were properly tendered, that failure would constitute an event of default under the indenture governing the Notes. A change of control may also require us to make an offer to purchase certain of our other indebtedness and may give rise to an event of default under our revolving credit facilities. We may not have sufficient funds to purchase all of the affected indebtedness and repay the amounts owing under our revolving credit facilities.

Changes in our credit ratings may adversely affect the value of the Notes.

Our long-term debt is subject to periodic review by independent credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. Such ratings are not recommendations to buy, sell or hold the Notes. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that any such rating may be lowered in connection with the COVID-19 outbreak. See “—Risks Related to Our Business—Our revenue, results of operations, cash flow and liquidity have been and may continue to be materially adversely impacted by the ongoing COVID-19 outbreak” and “—Risks Related to Our Business—Changes in our credit ratings or macroeconomic impacts on credit markets, such as the COVID-19 pandemic, may increase cost of capital and limit financing options.” Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, are likely to adversely affect the market value of the Notes and could increase our corporate borrowing costs. In this circumstance, no person or entity is obliged to provide any additional support or credit enhancement with respect to the Notes.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $742.0 million, after expenses and the underwriting discount.

We intend to use the net proceeds from this offering to repay $296 million in principal amount of 4.125% Senior Notes due 2021 (the “2021 Notes”) and amounts outstanding under the 2018 Revolving Credit Facility.

The 2021 Notes bear interest at a rate of 4.125% and mature on August 15, 2021. As of March 31, 2020, we had $700 million of borrowings outstanding under our 2018 Revolving Credit Facility, which bear interest at the rate of adjusted LIBOR plus 1.25%. Our 2018 Revolving Credit Facility matures on July 28, 2024. The $700 million of borrowings under the 2018 Revolving Credit Facility was borrowed as a precautionary measure to provide additional liquidity and financial flexibility in light of current economic conditions and uncertainties arising in connection with the COVID-19 pandemic. We had not previously drawn down any sums under the 2018 Revolving Credit Facility. See “Summary—Recent Developments—Impact of COVID-19 and Our Response.” Amounts repaid under the 2018 Revolving Credit Facility may be re-borrowed in the future.

Pending application of the net proceeds of this offering as described above, we expect to hold the net proceeds as cash and cash equivalents or invest the net proceeds in short-term marketable securities. In addition, we may from time to time reborrow amounts repaid under our 2018 Revolving Credit Facility.

Conflicts of Interest

Certain of the underwriters and/or their respective affiliates may from time to time hold the 2021 Notes and/or currently serve as bookrunners, arrangers, lenders and/or agents under the 2018 Revolving Credit Facility. Accordingly, any such underwriter that, together with its affiliates and associated persons, receives at least five percent of the net proceeds of this offering will have a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with FINRA Rule 5121 and such underwriters will not sell securities in this offering to an account over which they exercise discretionary authority without the prior specific written approval of the account holder. Because the Notes offered hereby will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020:

(i)	on an actual basis;

(ii)

on an as adjusted basis to give effect to (x) the repayment in full of the then outstanding commercial paper in aggregate principal amount of approximately $31 million on April 22, 2020 and (y) the borrowing of $700 million in aggregate principal amount under the 2018 Revolving Credit Facility drawn on April 22, 2020, as if such repayment and borrowing had occurred on March 31, 2020 (see “Summary—Recent Developments—Impact of COVID-19 and Our Response”); and

(iii)	on an as further adjusted basis to give effect to the issuance of the Notes offered hereby and the intended application of the estimated net proceeds therefrom as set forth in “Use of Proceeds.”

This table should be read in conjunction with our unaudited consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2020
	Actual	As Adjusted	As Further Adjusted
	(unaudited)
	(in millions)
Cash and cash equivalents	$236	$905	$905

Long-term debt:
U.S. Dollar-denominated Commercial Paper(1)	$31	$—	$—
2018 Revolving Credit Facility(2)	—	700	254
4.125% Senior Notes due 2021(3)	296	296	—
0.980% Senior Notes due 2024 (Series N)	19	19	19
0.980% Senior Notes due 2024 (Series A)	58	58	58
0.860% Senior Notes due 2025 (Series A)	26	26	26
2.050% Senior Notes due 2026 (Series B/C)	107	107	107
2.050% Senior Notes due 2026 (Series F/G)	29	29	29
1.010% Senior Notes due 2026 (Series I)	60	60	60
2.250% Senior Notes due 2026 (Series J/K)	117	117	117
1.310% Senior Notes due 2027 (Series O/P)	19	19	19
1.310% Senior Notes due 2027 (Series B/C)	58	58	58
1.020% Senior Notes due 2027 (Series D)	8	8	8
2.240% Senior Notes due 2027 (Series E)	17	17	17
1.170% Senior Notes due 2028 (Series L)	145	145	145
1.500% Senior Notes due 2029 (Series Q/R)	19	19	19
1.500% Senior Notes due 2029 (Series D/E)	58	58	58
1.580% Senior Notes due 2030 (Series S/T)	19	19	19
1.580% Senior Notes due 2030 (Series F/G)	58	58	58
2.450% Senior Notes due 2031 (Series H)	50	50	50
1.330% Senior Notes due 2031 (Series M)	67	67	67
1.650% Senior Notes due 2031 (Series U/V)	19	19	19
1.650% Senior Notes due 2031 (Series H/I)	58	58	58
0.990% Senior Notes due 2031 (Series W)	117	117	117
3.250% Senior Notes due 2030 offered hereby(4)	—	—	750

	As of March 31, 2020
	Actual	As Adjusted	As Further Adjusted
	(unaudited)
	(in millions)
Other debt	3	3	3

Total debt	1,458	2,127	2,135
Total stockholder’s equity	4,690	4,690	4,690

Total capitalization	$6,148	$6,817	$6,825

(1)	As of March 31, 2020, we had $31.2 million aggregate principal amount of outstanding commercial paper notes with an additional $468.8 million of availability under our commercial paper program.
(2)	On April 22, 2020, we borrowed $700 million aggregate principal amount under the 2018 Revolving Credit Facility. See “Summary—Recent Developments—Impact of COVID-19 and Our Response.”
(3)	Excludes unamortized debt issuance costs and fair value adjustment.
(4)	Reflects the aggregate principal amount of Notes offered hereby and does not give effect to unamortized debt issuance costs.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the 3.250% Notes due 2030 (the “Notes”) offered hereby (referred to in the accompanying prospectus as “debt securities”) supplements the description of the general terms and provisions of the debt securities included in the accompanying prospectus. The following summary of the Notes is qualified in its entirety by reference in the accompanying prospectus to the description of the Indenture, to be dated as of the Issue Date (as defined below) (the “Base Indenture”), between DENTSPLY SIRONA Inc. (the “Company”) and Wells Fargo Bank, National Association (the “Trustee”), as supplemented by a First Supplemental Indenture, to be dated as of the Issue Date, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus or the Indenture. In this “Description of the Notes,” the terms “DENTSPLY,” “we,” “our,” “us” or the “Company” refer to DENTSPLY SIRONA Inc., a Delaware corporation, and do not include our subsidiaries.

General

The Notes will mature on June 1, 2030, unless we redeem or repurchase the Notes prior to that date, as described below under “—Optional Redemption” or “—Change of Control.” The Notes will constitute senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes will be issued in fully registered form only, in denominations of $2,000 and additional multiples of $1,000. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registrable, through The Depository Trust Company, New York, New York (“DTC”).

The Company may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes having such similar terms, together with the Notes, will constitute a single series of notes under the Indenture. In the event that additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP or other applicable identifying number so that they are distinguishable from the Notes.

As used in this “Description of the Notes,” “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

The Notes will be our senior unsecured indebtedness and will rank equally with our other existing and future unsubordinated unsecured indebtedness from time to time outstanding. As of March 31, 2020, the Company had approximately $1,454 million of total debt outstanding, $1.4 million of which was secured. The Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2020, our subsidiaries had approximately $294 million of indebtedness and other liabilities outstanding.

The Notes will bear interest from May 26, 2020 at the rate of 3.250% per annum.

Interest on the Notes will be payable semiannually on June 1 and December 1 of each year, commencing on December 1, 2020, in each case, to the person in whose name the Note is registered at the close of business on the 14th calendar day immediately preceding such interest payment date (whether or not a Business Day). Interest payable at the maturity of the Notes will be payable to registered holders of the Notes to whom principal is payable.

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal of the Notes may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

Interest payments for the Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be.

Optional Redemption

The Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, prior to March 1, 2030 (three months prior to the maturity date of the Notes), at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

as determined by us, the sum of the present values of the Remaining Scheduled Payments in respect of the Notes to be redeemed (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points.

plus, in each case, any interest accrued but not paid to, but excluding, the redemption date.

Commencing March 1, 2030 (three months prior to the maturity date of the Notes) (the “Par Call Date”), the Notes are redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of, and interest on, the Notes called for redemption that would be due after the related redemption date but for that redemption (assuming such Notes matured on the Par Call Date). If that redemption date is not an interest payment date with respect to the Notes called for redemption, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued to such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H.15’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming for this purpose the Notes mature on the Par Call Date).

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC or their respective affiliates, and one other primary U.S. Government securities dealer in New York City appointed by the Company (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that redemption date.

Any such redemption and notice of such redemption may, in our discretion, be subject to the satisfaction of one or more conditions precedent. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Change of Control

If a Change of Control Triggering Event occurs with respect to the Notes, unless we have exercised our right to redeem the Notes as described above under “—Optional Redemption,” holders of the Notes will have the right to require us to repurchase all or any part (equal to $2,000 and additional multiples of $1,000) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to the Notes, we will be required to mail a notice to holders of the Notes and the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The Paying Agent will promptly pay to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 and additional multiples of $1,000. We will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase of Notes at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that the Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its subsidiaries; (2) the approval by the holders of the Company’s voting stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s voting stock (measured by voting power rather than the number of shares).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder’s Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another Person or Group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and an equivalent rating of any replacement agency, respectively.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Paying Agent” means the Trustee or any other Person authorized by the Company to pay the principal of or interest on the Notes on behalf of the Company.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a credit rating agency registered as a “nationally recognized statistical rating organization” with the SEC, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings and any successor to its rating agency business.

“voting stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Notwithstanding the foregoing clauses or any provision of Rule 13(d)(3) or 13(d)(5) of the Exchange Act, a Person or Group shall not be deemed to beneficially own voting stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the voting stock in connection with the transactions contemplated by such agreement.

Certain Covenants

Liens

In the Indenture, we will agree that, so long as any of the Notes remain outstanding, we will not, nor will we permit any Restricted Subsidiary to, issue, assume, or guarantee any debt for money borrowed if that debt is secured by a mortgage on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the Notes shall be secured equally and ratably with such debt. This restriction, however, shall not apply to:

(i)	mortgages on property, shares of stock, or indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

(ii)

mortgages on property existing at the time that it is acquired, or to secure debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon;

(iii)	mortgages securing debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

(iv)

mortgages on property of a Person existing at the time that Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

(v)

mortgages on property of us or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings;

(vi)	mortgages existing on the date of the Indenture; or

(vii)	any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above.

Notwithstanding the above, we and one or more of our Restricted Subsidiaries may, without securing the Notes, issue, assume, or guarantee debt secured by mortgages which would otherwise be subject to the above restrictions; provided that the aggregate amount of that debt that would then be outstanding after giving pro forma effect to any such incurrence (including pro forma application of the proceeds of such debt incurred), together with the aggregate amount of the then outstanding Attributable Debt incurred under clause (a) of the covenant described under “—Sale and Leaseback Transactions,” does not exceed 10% of the Consolidated Net Assets of us and our consolidated subsidiaries.

Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless (a) we or such Restricted Subsidiary would be entitled to issue, assume, or guarantee debt secured by a mortgage upon the property involved at least equal in amount to the Attributable Debt for that transaction without equally and ratably securing the Notes or (b) an amount in cash equal to the Attributable Debt for that transaction is applied to the retirement of our non-subordinated debt or debt of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after its creation.

Merger, Consolidation or Sale of Assets

The Company will not consolidate or merge with any other Person or permit a merger of any other Person into the Company or permit the Company to be merged into any other entity, or sell, convey, transfer or lease all or substantially all of our assets to another Person unless (i) either the Company will be the continuing entity or the successor, transferee or lessee entity, if other than the Company, shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia and assume our obligations under the Indenture and under the Notes and (ii) immediately after such consolidation, merger or disposal, the Company or the surviving Person would not be in default in the performance of any covenant or condition in the Indenture.

Reports and Other Information

We will file with the Trustee and the SEC, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that, unless available on EDGAR, any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 30 days after the same is filed with the SEC.

Modification of the Indenture

The terms of the Notes or the terms of the Indenture with respect to the Notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, without the consent of any holder of outstanding Notes for any of the following purposes:

(i)

to add to the covenants and agreements of the Company and to add Events of Default, in each case for the protection or benefit of the holders of the Notes, or to surrender any right or power conferred upon the Company;

(ii)

to add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal or premium, if any, on the Notes; provided that any such action does not adversely affect the interests of holders of Notes in any material respect;

(iii)

to evidence the succession of another entity to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Notes and in the Indenture in accordance with the covenant described under “—Certain Covenants—Consolidation or Merger”;

(iv)

to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary for or facilitate the administration of the trusts under the Indenture by more than one trustee;

(v)	to secure the Notes;

(vi)

to cure any ambiguity or inconsistency or to correct or supplement any provision in the Indenture or in this “Description of the Notes” or to conform the terms that are applicable to the Notes to the description of the terms of the Notes in this “Description of the Notes”;

(vii)	to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with the Trust Indenture Act;

(viii)	to add guarantors or co-obligors with respect to the Notes or to release guarantors from their guarantees of the Notes, in accordance with the terms of the Notes;

(ix)	to make any change in the Notes that does not adversely affect in any material respect the rights of the holders of the Notes;

(x)	to provide for uncertificated securities in addition to certificated securities; or

(xi)

to supplement any of the provisions of the Indenture to the extent as shall be necessary to permit or facilitate the defeasance or discharge of the Notes; provided that any such action shall not adversely affect the interests of the holders of the Notes in any material respect.

The terms of the Notes or the terms of the Indenture with respect to the Notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, with the consent of holders of a majority in aggregate principal amount of the outstanding Notes for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the holders of the Notes; provided that no such amendment, supplement or modification shall, without the consent of the holder of each outstanding Note:

(i)

extend the stated maturity of the principal of, or any installment of interest on, the Notes, or reduce the principal amount or redemption price thereof or the interest thereon or any premium payable thereon, or extend the stated maturity of, or change the place of payment where, or the currency in which the principal of and premium, if any, or interest on the Notes is denominated or payable, change the ranking of the Notes or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or in the case of redemption, on or after the redemption date);

(ii)

reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any amendment, supplement, modification or waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture;

(iii)

modify any of the provisions of the Indenture or the Notes relating to amendment, modification or waiver of compliance with certain provisions of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be amended, modified or waived without the consent of the holder of each outstanding Note affected thereby; or

(iv)	modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

Events of Default

The following events shall be “Events of Default” with respect to the Notes:

(i)	default by the Company for 30 days in the payment of any installment of interest on any Note;

(ii)	default by the Company in the payment of principal and premium, if any, on any Note;

(iii)

default by the Company for 90 days after appropriate notice, given in accordance with the Indenture to the Company by the Trustee or to the Company and the Trustee by holders of 25% or more in aggregate principal amount of the Notes, in performance of any other covenant or condition (other than a covenant or condition which has been expressly included in the Indenture solely for the benefit of a different series of Notes) in the Indenture; and

(iv)	certain events involving bankruptcy, insolvency or reorganization.

The Indenture provides that, if an Event of Default (other than an Event of Default specified in clause (iv) above) shall occur and be continuing with respect to the Notes, either the Trustee or the holders of 25% in principal amount of the Notes then outstanding may declare the principal of and all accrued and unpaid interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by holders). If an Event of Default specified in clause (iv) above occurs and is continuing, then in every such case, the principal amount of and accrued and unpaid interest on the Notes shall automatically, and without any acceleration or any other action on the part of the Trustee or any holder, become due and payable immediately.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have all of its obligations discharged with respect to the Notes (“Legal Defeasance”) except for:

(i)

the rights of holders of Notes to receive payment of the principal of and premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(ii)

certain of the Company’s obligations with respect to the Notes, including issuing temporary Notes, registration of the Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii)	if the Notes are to be called for redemption prior to the stated maturity, the provisions of the Indenture related to redemption;

(iv)	the satisfaction and discharge and defeasance provisions of the Indenture; and

(v)	the rights, powers, trusts, duties and immunities of the Trustee.

In addition, the Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have its obligations released with respect to certain restrictive covenants in the Indenture with respect to the Notes, including with respect to the covenant described in “—Change of Control,” and thereafter any omission to comply with such obligations shall not constitute a default with respect to the Notes. In the event Covenant Defeasance occurs with respect to the Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(i)

the Company must have irrevocably deposited with the Trustee as trust funds in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, government securities, or a combination thereof, in such amounts as will be sufficient to pay the principal amount of and premium, if any, and interest due on the Notes on each date an installment of interest or principal and premium are due and, if the Notes are to be called for redemption as described in clause (iv) below, to pay and discharge the redemption price (together with any applicable accrued interest) on such Notes called for redemption on the redemption date;

(ii)

the Company shall have delivered to the Trustee an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised and, in the case of Legal Defeasance, such opinion of counsel shall be based upon and accompanied by a ruling to the effect received by the Company from, or published by, the Internal Revenue Service (the “IRS”);

(iii)

no default (other than that resulting from borrowing funds and the granting of liens to be applied to such deposit in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the Notes;

(iv)

if the cash or government securities or combination thereof, as the case may be, deposited under clause (i) are sufficient to pay the principal and premium, if any, and interest on the Notes or any portion thereof to be redeemed on a particular redemption date, the Company shall have given to the Trustee irrevocable instructions to redeem such Notes on such date and shall have made arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the name, and at the expense, of the Company; and

(v)

the Company shall have delivered to the Trustee an officers certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to such action under the Indenture have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to the Notes, when:

(i)

either (a) all Notes theretofore authenticated and delivered, other than Notes that have been destroyed, lost or stolen and that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust (or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust pursuant to the terms of the Indenture), have been delivered to the Trustee for cancellation; or (b) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year or (C) are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (A), (B) or (C), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as applicable;

(ii)	the Company has paid or caused to be paid all other sums payable under the Indenture by it with respect to the Notes; and

(iii)

the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.

No Personal Liability of Directors, Officers and Stockholders

No director, officer, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liability under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Trustee

Wells Fargo Bank, National Association will serve as Trustee under the Indenture and the Notes. The Trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

Applicable Law

The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Definition of Certain Terms

“Attributable Debt” is defined as the present value, discounted as provided in the Indenture, of the obligation of a lessee for rental payments during the remaining term of any lease.

“Consolidated Current Liabilities” means, with respect to any Person as of any date, the aggregate amount of current liabilities (excluding current maturities of long-term debt) as shown on the most recent consolidated balance sheet of such Person, prepared in accordance with GAAP.

“Consolidated Net Assets” means, with respect to any Person as of any date, Consolidated Total Assets after deduction of Consolidated Current Liabilities.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount of total assets as shown on the most recent consolidated balance sheet of such Person, prepared in accordance with GAAP.

“Issue Date” means the date on which the Notes are originally issued.

“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof or other entity.

“Principal Property” is defined as any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, including Puerto Rico, owned or leased by us or one of our Restricted Subsidiaries and having a net book value in excess of 2% of our Consolidated Total Assets, other than (i) any such building, structure or other facility which our Board of Directors determines in good faith is not of material importance to the total business conducted or assets owned by us and our Restricted Subsidiaries as an entirety, or (ii) any portion of any such building, structure or other facility which our Board of Directors determines in good faith is not of material importance to the total business conducted or assets owned by us and our Restricted Subsidiaries as an entirety, each as evidenced by a certified copy of a board resolution.

“Restricted Subsidiary” is defined to mean any wholly owned subsidiary:

•	substantially all the property of which is located within the continental United States of America;

•	which owns a Principal Property; and

•	in which our investment exceeds 1% of our Consolidated Total Assets as of the end of the preceding year.

The term “Restricted Subsidiary” does not include any wholly owned subsidiary which is principally engaged in financing our operations outside the continental United States.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

Book-Entry System

DTC which we refer to along with its successors in this capacity as the “depositary,” will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

Investors may elect to hold beneficial interests in the global Notes through either DTC, in the United States, or Clearstream, or Euroclear, in Europe, if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

We will issue the Notes in definitive certificated form in exchange for beneficial interests in the applicable global security certificates if the depositary notifies us that it is unwilling or unable to continue as depositary for the Notes, the depositary ceases to maintain certain qualifications under the Exchange Act and a successor depositary is not appointed by us within 90 days, or we determine, in our sole discretion, that the global security certificates shall be exchangeable. If we determine at any time that the Notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global Note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any Notes represented by these certificates or have any rights for any purpose under the Notes or the indenture.

All payments on the Notes represented by global security certificates and all transfers and deliveries of related Notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Notes. This discussion applies only to a Non-U.S. Holder (as defined below) that acquires Notes pursuant to this offering at the initial offering price. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the Notes as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, holders of Notes that are not Non-U.S. Holders, dealers in securities or currencies, expatriates, accrual method taxpayers that are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements, persons deemed to sell the Notes under the constructive sale provisions of the Code and persons that hold the Notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address considerations relating to the alternative minimum tax, the Medicare tax, any U.S. federal estate or gift tax consequences or any state, local or foreign tax consequences. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the Notes. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

As used herein, “Non-U.S. Holder” means any beneficial owner of a Note (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation created or organized in, or under the laws of, the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) it is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in the Code) are authorized to control all of the trust’s substantial decisions or (b) it has in effect a valid election under applicable Treasury regulations to be treated as a United States person, and “Non-U.S. Holder” means any beneficial owner of a Note (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax consequences of the partnership’s investment in the Notes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE FEDERAL, STATE, LOCAL, NON-U.S., AND ANY OTHER TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE NOTES.

Payments on the Notes

A Non-U.S. Holder will generally not be subject to U.S. federal withholding tax on interest received in respect of the Notes, provided that such Non-U.S. Holder (i) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation directly or indirectly related to the Company within the meaning of Section 881(c)(3)(C) of the Code, and (iii) provides its name and address and certifies, under penalty of perjury, to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a U.S. person and that no withholding is required pursuant to FATCA (discussed below) or certain other certification requirements are satisfied.

A Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax under the rules described above will be subject to withholding at a rate of 30% (or such lower rate as an applicable treaty may provide) on interest received in respect of the Notes.

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on interest received in respect of the Notes unless such interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States). A Non-U.S. Holder that is subject to U.S. federal income tax on interest under the rules described in the preceding sentence will not be subject to U.S. federal withholding tax on any such amounts that might otherwise be subject to U.S. withholding tax, if such Non-U.S. Holder satisfies certain certification requirements under penalty of perjury (generally, through the provision of a properly completed and executed IRS Form W-8ECI).

Disposition of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain recognized on the sale, exchange, retirement, or other disposition of the Notes. A Non-U.S. Holder also generally will not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

In the case described in clause (i) above, gain or loss recognized on the disposition of the Notes will generally be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a U.S. Holder, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described in clause (ii) above, the Non-U.S. Holder generally will be subject to 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the Notes, which may be offset by certain U.S.-source capital losses.

Proceeds from the disposition of a Note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a Note.

The Foreign Account Tax Compliance Act (“FATCA”)

FATCA and existing guidance issued thereunder will generally require withholding at a rate of 30% on interest payments in respect of Notes held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement (i) to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and (ii) to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which Notes are held will affect the determination of whether such withholding is required. Similarly, interest in respect of Notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. We will not pay any additional amounts to holders in respect of any amounts withheld pursuant to FATCA. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on an investment in the Notes.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES BY A NON-U.S. HOLDER THAT PURCHASES THE NOTES PURSUANT TO THIS PROSPECTUS SUPPLEMENT. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, has severally, and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of the Notes set forth opposite the underwriter’s name in the following table:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$187,500,000
Goldman Sachs & Co. LLC	112,500,000
J.P. Morgan Securities LLC	202,500,000
BofA Securities, Inc.	75,000,000
PNC Capital Markets LLC.	75,000,000
Commerz Markets LLC	24,375,000
MUFG Securities Americas Inc.	24,375,000
UBS Securities LLC	24,375,000
UniCredit Capital Markets LLC	24,375,000

Total	$750,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated.

The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not to exceed 0.400% of the principal amount of the Notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.250% of the principal amount of the Notes. After the initial offering of the Notes to the public, the representatives may change the public offering price of the Notes and other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by DENTSPLY SIRONA Inc.
Per Note	0.650%

We estimate that our total expenses for this offering, other than the underwriting discount, will be approximately $1.5 million.

It is expected that delivery of the Notes will be made against payment therefor on or about May 26, 2020, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes should consult their own advisors.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for our company, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters are lenders under our various credit facilities. In addition, certain of the underwriters and/or their respective affiliates may from time to time hold the 2021 Notes and/or currently serve as bookrunners, arrangers, lenders and/or agents under the 2018 Revolving Credit Facility. Each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Commerz Markets LLC, MUFG Securities Americas Inc. and UniCredit Capital Markets LLC, together with their respective affiliates, may receive over five percent of the net proceeds of this offering and accordingly, will be deemed to have a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with FINRA Rule 5121 and such underwriters will not sell securities in this offering to an account over which they exercise discretionary authority without the prior specific written approval of the account holder. Because the Notes offered hereby will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary.

In connection with the issuance of the Notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their affiliates.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

New Issue of Notes

There is currently no public trading market for the Notes. We have not applied and do not intend to apply to list the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.

Selling Restrictions

The Notes are offered for sale in those jurisdictions where it is lawful to make such offers.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate. This selling restriction is in addition to any other selling restrictions set out in this section.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are for distribution only to persons who (a) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (b) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (c) are outside the U.K., or (d) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and accompanying prospectus. The Notes to which this prospectus supplement and accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Korea

The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of Notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than:

(i)	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(ii)	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

(iii)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:

a.

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

b.	where no consideration is or will be given for the transfer;

c.	where the transfer is by operation of law;

d.	as specified in Section 276(7) of the SFA; or

e.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering. Upon receipt of this prospectus supplement and the accompanying prospectus, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only.

Notice to Prospective Investors in Switzerland

The Company has not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly, the Notes being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the Notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA, and the Notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the Notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the Notes on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus do not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the Notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale of the Notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Other Jurisdictions

Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the Notes in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is representing us in connection with this offering. Davis Polk  & Wardwell LLP, New York, New York, is advising the underwriters in connection with the offering of the Notes.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus or any subsequently filed document deemed incorporated by reference. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein), prior to the termination of the offering under this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our definitive proxy statement on Schedule  14A, filed with the SEC on April  7, 2020 and amended on April  7, 2020 and May 6, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020; and

•	our Current Reports on Form 8-K filed with the SEC on April 9, 2020, April 13, 2020 (Item 5.02 only), April 22, 2020 and May 20, 2020.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address and telephone number:

DENTSPLY SIRONA Inc.

13320 Ballantyne Corporate Place

Charlotte, North Carolina 28277-3607

(844) 848-0137

We will provide to each person to whom this prospectus supplement is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

Prospectus

DENTSPLY SIRONA Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

and

Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; and

•

purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 3 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “XRAY.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “DENTSPLY SIRONA Inc,” “DENTSPLY,” the “Company,” “we,” “our” and “us” refer to DENTSPLY SIRONA Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2019 from our definitive proxy statement on Schedule 14A, filed with the SEC on April  7, 2020 and amended on April  7, 2020 and May 6, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 11, 2020; and

•	our Current Reports on Form 8-K, filed with the SEC on April 9, 2020, April 13, 2020 (Item 5.02 only) and April 22, 2020.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

DENTSPLY SIRONA Inc.

13320 Ballantyne Corporate Place

Charlotte, North Carolina 28277-3607

(844) 848-0137

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements can often be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

THE COMPANY

We are the world’s largest manufacturer of professional dental products and technologies, with a 133-year history of innovation and service to the dental industry and patients worldwide. We develop, manufacture, and market a comprehensive solutions offering including dental equipment and dental consumable products under a strong portfolio of world class brands. We also manufacture and market healthcare consumable products. As The Dental Solutions Company, our products provide innovative, high-quality and effective solutions to advance patient care and deliver better, safer and faster dentistry.

Our principal executive office is located at 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277-3607 and our telephone number is (844) 848-0137. We maintain a website at www.dentsplysirona.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation and our amended and restated by-laws. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our amended and restated certificate of incorporation and amended and restated by-laws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “DENTSPLY SIRONA Inc.,” “DENTSPLY,” the “Company,” “we,” “our” and “us” refer to DENTSPLY SIRONA Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $1.00 per share. As of March 31, 2020, there were 219,066,634 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of any dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by our board of directors out of funds legally available for this purpose.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our Company, the holders of our common stock are entitled to receive ratably our net assets available, if any, in proportion to the number of shares of such common stock held by each holder, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our amended and restated certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our amended and restated certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 250,000 shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	any listing of the preferred stock on any securities exchange;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any voluntary or involuntary liquidation, dissolution or winding up of our Company will be subordinate to the rights of our general creditors.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, By-laws and Other Agreements

Our amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and certain provisions of the DGCL could delay or prevent a merger or acquisition that our stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing a change in control, which could harm our stock price. The following is a description of the anti-takeover effects of certain provisions of our amended restated certificate of incorporation and our amended and restated by-laws.

No cumulative voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation, as amended, provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Calling of special meetings of stockholders. Our amended and restated by-laws provide that, subject to the rights of the holders of any class or series of capital stock having a preference over the common stock as to dividends or upon liquidation, special meetings of our stockholders may be called only upon the request of the chairperson of our board of directors or the chief executive officer and approved by a resolution adopted by our board of directors.

Advance notice requirements for stockholder proposals and director nominations. Our amended and restated by-laws provides that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders or a stockholder requested special meeting of stockholders must provide timely notice of their proposal in writing to our corporate secretary.

Generally, to be timely, a stockholders’ notice regarding an annual meeting of stockholders must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our amended and restated certificate of incorporation also specifies requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders, a stockholder requested special meeting of stockholders or make nominations for directors.

Limitations on liability and indemnification of officers and directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived any improper personal benefit.

Our amended and restated certificate of incorporation further provides, that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

We are also expressly authorized to carry directors’ and officers’ insurance for the benefit of our directors, officers, employees and agents. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated by-laws may discourage our stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Board authority to amend by-laws. Under our amended and restated certificate of incorporation and our amended and restated by-laws, our board of directors has the authority to adopt, amend or repeal the by-laws without the approval of our stockholders. However, our stockholders also have the right to initiate on their own, with the affirmative vote of at least two-thirds (2/3) in voting power of the outstanding shares of our capital stock and without the approval of our board of directors, proposals to adopt, amend or repeal our by-laws.

General Corporation Law of the State of Delaware; We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage any entity interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “XRAY.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our Company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, we will execute an underwriting agreement with the underwriters at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriters will use to make resales of securities to the public. The underwriters will acquire the securities for their own account, and the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the securities will be subject to conditions, and any underwritten offering may be on a best efforts or a firm commitment basis. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Sale Through Agents

We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Direct Sales

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

Delayed Delivery or Forward Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus under delayed delivery or forward contracts. These contracts would provide for payment and delivery on a specified date in the future at prices determined as described in the prospectus supplement. The prospectus supplement would describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

General Information

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers.

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses. Each series of offered securities will be a new issue and, other than the common stock, which is listed on the NYSE, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of, or the trading market for, any of our offered securities.

In connection with an offering, certain persons participating in the offering may make a market in the securities or engage in transactions that stabilize, maintain or otherwise affect the market price of the offered securities. This may include, among other transactions, over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. As a result, the price of the securities may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, these transactions may be discontinued at any time.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DENTSPLY SIRONA Inc.

$750,000,000 3.250% Senior Notes due 2030

PROSPECTUS SUPPLEMENT

May 20, 2020

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Co-Managers

BofA Securities	PNC Capital Markets LLC	COMMERZBANK

MUFG	UBS Investment Bank	UniCredit Capital Markets